Exhibit 10.6

CREDIT AGREEMENT

dated as of

June 25, 2004

among

JACKSON HEWITT TAX SERVICE INC.,
as Parent,

JACKSON HEWITT INC.,
as Borrower,

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

Banc of America Securities and Wachovia Bank, N.A.,
as Documentation Agents

i

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ARTICLE VII Events of Default

ARTICLE VII	Events of Default

ARTICLE VIII The Administrative Agent

ARTICLE VIII	The Administrative Agent

ARTICLE IX Miscellaneous

Section 9.01	Notices
Section 9.02	Waivers; Amendments
Section 9.03	Expenses; Indemnity; Damage Waiver
Section 9.04	Successors and Assigns
Section 9.05	Survival
Section 9.06	Counterparts; Integration; Effectiveness
Section 9.07	Severability
Section 9.08	Right of Setoff
Section 9.09	Governing Law; Jurisdiction; Consent to Service of Process
Section 9.10	WAIVER OF JURY TRIAL
Section 9.11	Headings
Section 9.12	Confidentiality
Section 9.13	Interest Rate Limitation
Section 9.14	USA Patriot Act

SCHEDULES:

Schedule 2.01 — Commitments
Schedule 6.03 — Existing Indebtedness
Schedule 6.04 — Existing Liens
Schedule 6.06 — Existing Investments
Schedule 6.09 — Transactions with Affiliates
Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B-1 — Form of Parent Guaranty
Exhibit B-2 — Form of Subsidiary Guaranty
Exhibit C-1 — Form of Opinion of Borrower’s Counsel
Exhibit C-2 — Form of Opinion of Piper Rudnick LLP

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CREDIT AGREEMENT dated as of June 25, 2004, among JACKSON HEWITT TAX SERVICE INC., a Delaware corporation (the “Parent”), JACKSON HEWITT INC., a Virginia corporation (the “Borrower”), the LENDERS from time to time party hereto (the “Lenders”), and JPMORGAN CHASE BANK, as Administrative Agent (as amended, restated, supplemented or otherwise modified, the “Agreement”).  The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01                                Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means (a) an investment (through the acquisition of Equity Interests or otherwise) by the Parent or any Subsidiary in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged with or into the Parent or any Subsidiary, or (b) the acquisition (by purchase, merger, consolidation or otherwise) by the Parent or any Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  It is understood and agreed that no officer or director of the Parent, the Borrower or any of their respective subsidiaries in such capacity or any Franchisee in such capacity shall be deemed to be an Affiliate of the Parent, the Borrower or any of their respective subsidiaries.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, (a) with respect to any ABR Loan, 0.25% per annum and (b) with respect to any Eurodollar Loan, 1.25% per annum.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Jackson Hewitt Inc., a Virginia corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Date” means the last day of each fiscal quarter of the Borrower.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; or (c) the failure of the Parent to own directly or indirectly 100% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) increased pursuant to Section 2.01(b), (b) reduced from time to time pursuant to Section 2.07 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $100,000,000.

“Commitment Letter” means the Senior Credit Facility Commitment Letter dated as of April 22, 2004 from the Administrative Agent and JP Morgan Securities Inc. to, and accepted and agreed to by, the Borrower.

“Confidential Information” means information concerning each of the Parent, the Borrower or their respective Affiliates which is non-public, confidential or proprietary in nature, or any information that is marked or designated confidential by or on behalf of the Borrower, which is furnished to any Lender by the Borrower or any of its Affiliates directly or through the Administrative Agent in connection with this Agreement or the transactions contemplated hereby (at any time on, before or after the date hereof) together with all analyses, compilations or other materials prepared by any Lender or its respective directors, officers, employees, agents, auditors, consultants or advisors which contain or otherwise reflect such information.

“Consolidated EBITDA” means, for any period, Consolidated Net Income (excluding any consolidated net income resulting from any Office Acquisition or Franchisee Expansion occurring during such period) after eliminating extraordinary gains and losses, and unusual items, plus, without duplication, (a) taxes, (b) depreciation and amortization, (c) Consolidated Interest Expense, (d) other non-cash charges, (e) any amount attributable to any non-recurring item including the Litigation Settlement, but excluding any cash payments made in such period with respect to any non-recurring item, in the case of clauses (a) through (e) to the extent deducted in the computation of Consolidated Net Income for such period, and (f)(1) if any Office Acquisition occurred during such period, the product of (A) the amount of the total revenues of the applicable Office for the most recently completed period of four consecutive calendar quarters prior to the date of such Office Acquisition, and (B) the average EBITDA Margin attributable to all Office Acquisitions made by the Borrower during the fiscal year preceding the year in which such Office Acquisition occurred; and (2) if any Franchisee Expansion occurred during such period, the product of (A) the royalty rate currently in effect for the applicable Franchisee under the applicable franchise agreement and (B) the amount of the total revenue of such Franchisee for the most recently completed period of four consecutive calendar quarters prior to the date of such Franchisee Expansion; provided that the aggregate amount included in Consolidated EBITDA pursuant to clause (f) shall not exceed 5% of Consolidated EBITDA calculated without giving effect to clause (f).

In addition to, and without limitation of, the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated on each Calculation Date after giving effect on a pro forma basis for the period of such calculation to any EBITDA attributable to the assets which are the subject of an Acquisition (other than any Office Acquisition or Franchisee Expansion) during the Four Quarter Period, as if such Acquisition occurred on the first day of such Four Quarter Period.

“Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Interest Expense for such period and (b) regular quarterly dividends paid during such period in respect of the Parent’s common stock.  On any Calculation Date, the Consolidated Fixed Charge Coverage Ratio will be calculated after giving effect on a pro forma basis for the applicable Four Quarter Period to the incurrence of any Covenant Indebtedness in connection with an Office Acquisition, Franchisee Expansion or other Acquisition.  For purposes of determining “Consolidated Fixed Charges,” (1) interest on outstanding Covenant Indebtedness determined on a fluctuating basis as of any Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Covenant Indebtedness in effect on such Calculation Date; (2) if interest on a Covenant Indebtedness outstanding on any Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates,  then the interest rate in effect on such Calculation Date shall be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Covenant Indebtedness determined on a fluctuating basis, to the extent such interest is covered by interest rate protection agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement.

“Consolidated Fixed Charge Coverage Ratio” means, for a Four Quarter Period, the ratio of Consolidated EBITDA for such Four Quarter Period to Consolidated Fixed Charges for such Four Quarter Period.

“Consolidated Indebtedness” means, as of any date of determination, the total Covenant Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the sum, for the Parent and its consolidated Subsidiaries (determined in accordance with GAAP), of all interest in respect of Covenant Indebtedness (including, without limitation, the interest component of any payments in respect of Capital Lease obligations but excluding any capitalized financing costs) accrued during such period (whether or not actually paid during such period).

“Consolidated Leverage Ratio” means, at any Calculation Date, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the Four Quarter Period ending as of such Calculation Date.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Parent and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date of determination, Consolidated Total Assets after deducting “Goodwill” and “Other Intangibles-Net” (or equivalent line item or items) as shown on the consolidated balance sheet of the Parent and its Subsidiaries for the most recently ended fiscal quarter.

“Consolidated Net Worth” means, as of any date of determination, all items which in conformity with GAAP would be included under stockholders’ equity on a consolidated balance sheet of the Parent and its Subsidiaries at such date.

“Consolidated Total Assets”  means, as of any date of determination, the total assets of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Indebtedness” means, with respect to any Person, without duplication,

(i)                                     its liabilities for borrowed money;

(ii)                                  its liabilities for the deferred purchase price of property acquired by such Person (excluding (a) accounts payable arising in the ordinary course of business and (b) to the extent the payment thereof is contingent, the deferred purchase price of property acquired by such Person, but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(iii)                               Capital Lease Obligations;

(iv)                              all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(v)                                 its redemption obligations in respect of Disqualified Capital Stock to the extent payable with cash or other consideration (except common stock or equity securities); and

(vi)                              any Guarantee of such Person with respect to liabilities of a type described in any clause (i) through (vi) hereof, excluding Franchisee Advance Payments made in connection with programs created by a Credit Party for the general benefit of the franchisee system.

Covenant Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (i) through (v) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.  Covenant Indebtedness of any Person shall exclude all liabilities of such Person for the Litigation Settlement and the development advance notes or other similar arrangements.

“Credit Documents” means the Credit Agreement, the Parent Guaranty, the Subsidiary Guaranty, any notes issued hereunder, the Fee Letter and any amendment, waiver or extension of such documents or any other documents which are mutually agreed by the Borrower and the Administrative Agent to constitute “Credit Documents.”

“Credit Parties” means the Parent, the Borrower and each of the Subsidiary Guarantors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means public filings with the Securities and Exchange Commission made by the Parent or any Credit Party as filed on or prior to the Effective Date.

“Disqualified Capital Stock” means mandatorily redeemable preferred stock with mandatory sinking fund or redemption payments prior to the maturity date of the Senior Unsecured Notes.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA Margin” means, with respect to any Office, for any period, the quotient of the Office Acquisition EBITDA with respect to such Office for such period divided by the total revenues (as determined in accordance with GAAP) of such Office for such period.

“Effective Date” means, subject to the satisfaction (or waiver in accordance with Section 9.02) of the conditions set forth in Section 4.01, the fourth Business Day following the execution of the underwriting agreement to be entered into in connection with the Parent Initial Public Offering or such other Business Day thereafter on or prior to July 15, 2004 which may be agreed to by the Borrower and the Lenders.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.15(e); provided, however, that Excluded Taxes shall not include in the case of the designation of a new lending office or an assignment, withholding taxes solely to the extent that the Lender effecting such assignment or designating such new lending office was entitled, immediately prior to the time of such assignment or designation of such new lending office, to receive additional amounts from the Borrower with respect to the applicable withholding tax imposed on such Lender (or such assignee) pursuant to Section 2.15(a) as a result of such assignment or designation.

“Facility Fee Rate” means, for any day, 0.25% per annum.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement dated of even date herewith that sets forth the amount of fees to be paid to the Administrative Agent by the Borrower and the time of such payments.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Form S-1” means the Form S-1 Registration Statement under the Exchange Act filed with the Securities and Exchange Commission by the Parent on March 15, 2004, as amended through Amendment 6, filed by Parent on June 21, 2004.

“Four Quarter Period” means, as of any Calculation Date, the period of four complete consecutive fiscal quarters ended on such Calculation Date.

“Franchisee” means a Person (other than the Borrower or a Subsidiary) that owns and operates a Borrower-licensed Office.

“Franchisee Advance Payments” means advances made from time to time by any Credit Party to third parties on behalf of or for the benefit of Franchisees.

“Franchisee Expansion” means the issuance of a development advance note or other similar arrangements to Franchisees by the Borrower or any Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an  account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances made on behalf of such Person by third parties that are payable by such Person, excluding that portion of any development advance note or other similar arrangement that is recorded as a liability on the balance sheet of the Credit Parties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services excluding to the extent the payment thereof is contingent, the deferred purchase price of property acquired by such Person), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an applicant or account party in respect of letters of credit and letters of guarantee and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that, in each of the foregoing clauses (a) through (i), undisputed accounts payable incurred in the ordinary course of business that are not more than 180 days past due shall be excluded.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated April 22, 2004 relating to the Parent, the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“ISP 98” means the International Standby Practices, referred to as ISP 98 and published by the International Chamber of Commerce, as amended and restated from time to time.

“Issuing Bank” means JPMorgan Chase Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Person serving as the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Litigation Settlement” means the settlement with franchisees in July 2003 arising out of the lawsuit filed against the Borrower by 154 of its franchisees on August 27, 2002.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, or condition (financial or otherwise) of the Parent and the Subsidiaries taken as a whole, (b) the ability of the Parent, and the respective Subsidiaries, taken as a whole, to perform their obligations under the Credit Documents or (c) the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $3,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary other than Subsidiaries that, in the aggregate, account for no more than 5% of Consolidated Total Assets, 5% of Consolidated Net Worth or 5% of the consolidated revenues of the Parent.

“Maturity Date” means the fifth anniversary of the Effective Date.

“Memorandum” means (i) a Private Placement Memorandum, dated April 23, 2004 together with the Appendices thereto, including Amendment No. 2 to the Borrower’s Registration Statement on Form S-1, and (ii) a supplement to such Placement Memorandum, dated June 18, 2004 including the Appendix thereto consisting of Amendment No. 5 to the Borrower’s Registration Statement on Form S-1.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Notes Offering” means the issuance of the Senior Unsecured Notes pursuant to a private placement on the Effective Date.

“Note Purchase Agreement” means the Note Purchase Agreement dated as of June 21, 2004 by and among the Borrower and the purchasers of the Senior Unsecured Notes.

“Office” means a business that provides tax return preparation and other related services.

“Office Acquisition” means the purchase (whether through the purchase of an Office or an Acquisition) by the Parent, or a Subsidiary, of an operating Office from a third party.

“Office Acquisition EBITDA” means, for any Office Acquisition for any period, consolidated net income (determined in accordance with GAAP) of the applicable Office for such period after eliminating extraordinary gains and losses, and unusual items, plus, without duplication, (a) taxes, (b) depreciation and amortization, (c) interest expense, (d) other non-cash charges and (e) any amount attributable to any non-recurring item, but excluding any cash payments made in such period with respect to any non-recurring item, in the case of clauses (a) through (e) to the extent deducted in the computation of consolidated net income for such period.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any of the other Credit Documents (other than the Parent Guaranty or any Subsidiary Guaranty) or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any of the other Credit Documents (other than the Parent Guaranty or any Subsidiary Guaranty).

“Parent” shall mean Jackson Hewitt Tax Service Inc., a Delaware corporation.

“Parent Guaranty” means a guarantee by the Parent of the obligations of Borrower under the Credit Documents, in the form attached hereto as Exhibit B-1.

“Parent Initial Public Offering” means the registered public offering on the Effective Date by Cendant Corporation of its entire common stock ownership in the Parent.

“Participant” has the meaning assigned to such term in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition (other than an Office Acquisition or Franchisee Expansion) by the Parent or any Subsidiary; provided, that immediately after giving effect to such Acquisition, the Parent shall be in pro forma compliance with Section 5.10, Section 6.01, Section 6.02 and Section 6.05(b) and either (i) if such Acquisition is pursuant to clause (a) of the definition of “Acquisition,” then, immediately following such Acquisition, such Person is a consolidated Subsidiary or (ii) if such acquisition is pursuant to clause (b) of the definition of “Acquisition,” then, immediately following such Acquisition, such assets, division, line of business or other properties or assets are owned by the Parent or a consolidated Subsidiary.

“Permitted Encumbrances” means:

(a)                                  Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c)                                  pledges and deposits made in connection with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)                                    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or a Subsidiary;

(g)                                 customary rights of set-off upon deposit accounts and securities accounts of cash in favor of banks or other depositary institutions and other securities intermediaries;

(h)                                 Liens in the nature of licenses that arise in the ordinary course of business; and

(i)                                     any call or similar rights in the nature of a right of first offer or a first refusal right of a third party that is an investor in a joint venture or a Subsidiary in the case of Equity Interests issued by such joint venture or Subsidiary and any call or similar rights on any nominee, trust or directors’ qualifying shares or similar arrangements designed to satisfy requirements of applicable laws in the case of Equity Interests issued by such joint venture or Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)                                  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P or from Moody’s of at least A-1 or P-1, as applicable;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)                                  money market funds that (i) (A) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, or (B) are rated AAA by S&P and Aaa by Moody’s and (ii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Transaction Documents” means the Memorandum, the Note Purchase Agreement and the Senior Unsecured Notes.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Responsible Officer” means the chief executive officer, any vice president, or any financial officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent or any Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“S&P” means Standard & Poor’s.

“Senior Unsecured Notes” means the Floating Rate Notes issued by the Borrower on the Effective Date in an aggregate amount not to exceed $175,000,000.

“Sole Lead Arranger” means JPMorgan Securities Inc.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the fair value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (in each case as interpreted in accordance with fraudulent conveyance, bankruptcy, insolvency and similar laws and other applicable requirements of law.)

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Person serving as the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent.

“Subsidiary Guaranty” means a guarantee by a Subsidiary Guarantor of the obligations of the Borrower under the Credit Documents to which the Borrower is a party in the form attached hereto as Exhibit B-2.

“Subsidiary Guarantor” means Hewfant, Inc., a Virginia corporation, Tax Services of America, Inc., a Delaware corporation, or any other Subsidiary that is a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code) and is required to become party to a Subsidiary Guaranty pursuant to Section 5.10.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Transactions” means the execution, delivery and performance by the Parent, the Borrower and the Subsidiaries, as applicable, of this Agreement and the other Credit Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02                                Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.

ARTICLE II

The Credits

Loan Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay or repay and reborrow Loans.

Loans and Borrowings.

(a)                                  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 Noon, New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 Noon, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a  Borrowing Request in accordance with this Section (or a deemed Borrowing Request pursuant to Section 2.04(e)), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested (or deemed requested) Borrowing.

Letters of Credit.

(e)                                  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(f)                                    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  Each Letter of Credit shall be subject to ISP 98.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments.

(g)                                 Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in this paragraph (c)) and (ii) the date that is five Business Days prior to the Maturity Date.

(h)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(i)                                     Reimbursement.  In the case of any draft presented under a Letter of Credit which is required to be paid at any time on or before the Maturity Date and provided that the conditions specified in Section 4.02 are then satisfied, and subject to the limitations as to the aggregate principal amount of ABR Loans set forth in Section 2.01(a), but notwithstanding the limitations as to the time of funding of a Borrowing set forth in Section 2.05(a) and as to the time of notice of a proposed Borrowing set forth in Section 2.03, payment by the Issuing Bank of such draft shall be deemed to constitute a Borrowing Request by the Borrower for an ABR Loan hereunder (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and interest shall accrue from the date the Issuing Bank makes such payment, which ABR Loan, upon and to the extent that a Lender shall have funded its Applicable Percentage thereof, shall constitute such Lender’s ABR Loan hereunder.  If any draft is presented under a Letter of Credit and (i) the conditions specified in Section 4.02 are not satisfied or (ii) if the Commitments have been terminated, then the Borrower will, upon demand by the Administrative Agent or the Issuing Bank, pay to the Issuing Bank, in immediately available funds, the full amount of such draft.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(j)                                     Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit (unless such draft or other document fails to substantially comply with the terms of such Letter of Credit), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank;

provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(k)                                  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(l)                                     Interim Interest.  If the Issuing Bank shall make any LC Disbursement the payment by the Issuing Bank of which does not constitute an ABR Loan pursuant to Section 2.04(e), then the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum equal to 2% per annum plus the Alternate Base Rate plus the Applicable Rate.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(m)                               Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(n)                                 Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in Permitted Investments equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made in Permitted Investments and at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Funding of Borrowings.

(o)                                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(p)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing as of the date of such Borrowing.

Interest Elections.

(q)                                 Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(r)                                    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(s)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(t)                                    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(u)                                 If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if a Default or an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default or an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(v)                                 No Eurodollar Loan shall be continued prior to the last Business Day of the Interest Period applicable thereto or converted, except upon payment of all amounts payable pursuant to Section 2.14, prior to the last Business Day of the Interest Period applicable thereto.

Termination and Reduction of Commitments.

(w)                               Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(x)                                   The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the Revolving Credit Exposures would exceed the total Commitments.

(y)                                 The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or receipt of proceeds from other sources, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the

Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Repayment of Loans; Evidence of Debt.

(z)                                   The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(aa)                            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(bb)                          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(cc)                            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(dd)                          Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Prepayment of Loans.

(ee)                            The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(ff)                                The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

Fees.

(gg)                          The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Facility Fee Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure.  Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(hh)                          The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(ii)                                  The Borrower agrees to pay the Administrative Agent for its own account fees in the amounts and at the times set forth in the Fee Letter and the Administrative Agent shall distribute to each Lender from such fees when paid a fee in the amount of 0.5% of such Lender’s Commitment.

(jj)                                  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Interest.

(kk)                            The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(ll)                                  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(mm)                      Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, to the extent permitted by applicable law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the  rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(nn)                          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(oo)                          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate and Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(pp)                          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, as applicable, for such Interest Period; or

(qq)                          the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(rr)                                the Administrative Agent is notified by any Lender that, as a result of a Change in Law, it shall have become unlawful for such Lender to make or maintain any Loan as, or to continue or convert any Loan to, a Eurodollar Loan;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) in the case of clause (c) above, all outstanding Eurodollar Borrowings shall be immediately converted to ABR Borrowings.

Increased Costs.

(ss)                            If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement to the extent reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)                                  impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(tt)                                If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender in good faith to be material, then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(uu)                          A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered by such Lender or Issuing Bank in good faith to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(vv)                          Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(ww)                      Notwithstanding anything to the contrary contained in this Section 2.13, Section 2.15 shall govern exclusively any increased costs relating to Taxes resulting from any Change in Law.

Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert to, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Taxes.

(xx)                              Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(yy)                          In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(zz)                              If the United States Internal Revenue Service or other Governmental Authority of the United States or other jurisdiction asserts a claim against the Administrative Agent, a Lender or the Issuing Bank that the full amount of Indemnified Taxes or Other Taxes has not been paid, the Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any such Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate (along with a copy of the applicable documents from the United States Internal Revenue Service or other Governmental Authority of the United States or other jurisdiction that asserts such claim) as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(aaa)                      As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the

Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(bbb)                   Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located (with the United States of America, each State thereof and the District of Columbia being deemed to constitute a single jurisdiction for purposes of this Section), or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.  Without limiting the foregoing, each Lender shall, at the time such Lender becomes a party to this Agreement (or thereafter as reasonably requested by Borrower), execute and deliver to the Borrower and Administrative Agent (i) if it is not a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code), two original copies (or more as the Borrower or the Administrative Agent shall reasonably request) of the applicable Internal Revenue Service Form W-8 or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to exemption from, or entitlement to a reduced rate of, withholding or deduction of Taxes, and (ii) if it is a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code), two original copies (or more as the Borrower or the Administrative Agent shall reasonably request) of Internal Revenue Service Form W-9 (or substitute or successor form).  Each Lender that is not a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code) claiming exemption from withholding tax pursuant to its portfolio interest exception shall execute and deliver to the Borrower and Administrative Agent (i) a statement of such Lender, signed under penalty of perjury, that it is not (A) a “bank” as described in Section 881(c)(3)(A) of the Code, (B) a 10% shareholder of the Borrower (within the meaning of Section 871(h)(3)(B) of the Code), or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d)(4) of the Code, and (ii) two properly completed and executed copies of Internal Revenue Service Form W-8BEN.

(ccc)                      If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(ddd)                   The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(eee)                      If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due such parties.

(fff)                            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(ggg)                   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(hhh)                   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Mitigation Obligations; Replacement of Lenders.

(iii)                               If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(jjj)                               If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such  assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

Each of the Borrower and Parent represents and warrants to the Lenders that:

Organization; Powers.  Each of the Parent, Borrower and the Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its material property and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Authorization; Enforceability.  The Transactions are within the corporate powers of each of the Parent, the Borrower and each of the Subsidiaries and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement and each other Credit Document has been duly executed and delivered by each of the Parent, the Borrower and each of the Subsidiaries party hereto or thereto and constitutes a legal, valid and binding obligation of each of the Parent, the Borrower and each of the Subsidiaries party thereto or thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Parent, the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, material agreement or other material instrument binding upon the Parent, the Borrower or any of the Subsidiaries or its assets, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent, the Borrower or any of the Subsidiaries.

Financial Condition; No Material Adverse Change.

(a)                                  The Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended April 30, 2003 and April 30, 2004, respectively, reported on by Deloitte & Touche LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)                                 Since April 30, 2004, no events and conditions have occurred that have had, or would reasonably be expected to have, a material adverse effect on the business, operations, property or condition (financial or otherwise), of the Parent and its consolidated Subsidiaries, taken as a whole.

Properties.

(c)                                  Each of the Parent, the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business free and clear of any Liens, except liens permitted under Section 6.04 and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(d)                                 Each of the Parent, the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent, the Borrower and the Subsidiaries does not infringe upon the rights of any other Person except for such infringements that, the effect of which individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business of the Parent, the Borrower and the Subsidiaries, taken as a whole.

Litigation and Environmental Matters.

(e)                                  Other than to the extent disclosed in the Disclosed Matters, there are no material actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent, the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business of Parent and its Subsidiaries, taken as a whole, or (ii) that involve this Agreement, any of the other Credit Documents or the Transactions.

(f)                                    Neither the Parent, the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law the failure of which could reasonably be expected to have a material adverse effect on the business of Parent and its Subsidiaries taken as a whole, (ii) has become subject to any Environmental Liability that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business of the Parent and its Subsidiaries taken as a whole, (iii) has received notice of any claim with respect to any Environmental Liability that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business of the Parent and its Subsidiaries, taken as a whole or (iv) knows of any basis for any Environmental Liability that, individually or in the aggregate, could reasonably be expected to have a material adverse impact on the business of the Parent and its consolidated Subsidiaries, taken as a whole.

Compliance with Laws and Agreements; No Default.  Each of the Parent, the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

Investment and Holding Company Status.  Neither the Parent, the Borrower nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

Taxes.  Each of the Parent, the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

Solvency.  Each of the Borrower and the Parent is and the Credit Parties, taken as a whole, are Solvent.

Use of Proceeds.  The Letters of Credit and the proceeds of the Loans that have been disbursed to or on behalf of the Borrower have not been used by any Credit Party for purposes other than to finance the working capital needs, acquisitions, or general corporate purposes of the Parent, the Borrower and the Subsidiaries.

Margin Regulations.  No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan, and no Letter of Credit, will be used by any Credit Party to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Board.

Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it, the Parent, or any of the Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  As of the Effective Date, the Information Memorandum furnished by the Borrower to the Administrative Agent, taken as a whole, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading provided that, with respect to projected financial information the Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; provided further, that, with respect to general industry information provided by public or third party sources, the Parent and the Borrower represent only to the best of their knowledge.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) when, taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; provided, further, that, with respect to general industry information provided by public or third party sources, the Parent and the Borrower represent only to the best of their knowledge.  The Credit Parties have delivered to the Administrative Agent certain projections relating to the Parent and its consolidated Subsidiaries and have included certain projections in documents or materials that have been delivered to the Administrative Agent.  All such projections prepared by or on behalf of the Parent, the Borrower or the Subsidiaries are based on good faith estimates and assumptions believed to be reasonable at the time made provided, however, that the Parent, the Borrower or the Subsidiaries make no representation or warranty that such assumptions will prove in the future to be accurate or that the Parent, the Borrower or the Subsidiaries will achieve the financial results reflected in such projections.

ARTICLE IV

Conditions

Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                  Credit Documents.  The Administrative Agent shall have received from each party hereto or thereto a counterpart of this Agreement and each of the other Credit Documents, each executed and delivered by such party.

(b)                                 Opinion of Counsel.  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Parent and

Tax Services of America, Inc., substantially in the form of Exhibit C-1 and (ii) Piper Rudnick LLP, counsel for the Borrower and Hewfant, Inc., substantially in the form of Exhibit C-2.

(c)                                  Corporate Documents for the Credit Parties.  The Administrative Agent shall have received, with copies for each of the Lenders, (1) a certificate of the Secretary or an Assistant Secretary of each Credit Party dated the Effective Date and certifying (i) that attached thereto is a true and complete copy of the certificate of incorporation and by-laws of such Credit Party as in effect on the Effective Date, (ii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of such Credit Party authorizing the borrowings and other extensions of credit hereunder (in the case of the Borrower) and the execution, delivery and performance in accordance with their respective terms of each Credit Document to which such Credit Party is a party, (iii) as to the incumbency and specimen signature of each officer of such Credit Party executing this Agreement or any other document delivered by it in connection herewith (such certificate to contain a certification by another officer of such Credit Party as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (c)) and (iv) with respect to the Borrower, that attached thereto are true and complete copies of the Related Transaction Documents and (2) a good standing certificate of (i) the Secretary of State (or comparable official) of the jurisdiction of incorporation of the Parent, the Borrower and each other Credit Party, dated as of a date recent to the Effective Date, certifying that the Parent, the Borrower or such other Credit Party, as the case may be, is a corporation duly organized and in good standing under the laws of such jurisdiction, and (ii) except as provided in Section 4.3 below, the Secretary of State (or comparable official) of each jurisdiction in which the Parent, the Borrower or any other Credit Party is required to be qualified to transact business as a foreign corporation, dated as of a date recent to the Effective Date, certifying that the Parent, the Borrower or such other Credit Party, as the case may be, is qualified to do business and is in good standing in each such jurisdiction.

(d)                                 Financial Statements.  The Administrative Agent and the Lenders shall have received audited consolidated financial statements of the Parent for the fiscal year ended April 30, 2004 acceptable to the Administrative Agent and each Lender in its sole discretion.

(e)                                  Solvency Certificate.  The Administrative Agent shall have received, with copies for each of the Lenders, a certificate of a Financial Officer stating that each of the Parent and the Borrower is, and the Credit Parties, taken as a whole, are Solvent after giving effect to the initial loans and Letters of Credit and the payment of all estimated legal, accounting and other fees related hereto and thereto.

(f)                                    No Material Adverse Effect.  The Administrative Agent shall be satisfied that, since the date of the most recent audited financial statements of the Parent and its Subsidiaries, no events or conditions shall have occurred that have had, or could reasonably be expected to have, a Material Adverse Effect.

(g)                                 Payment of Fees and Expenses.  The Administrative Agent shall be satisfied that all amounts due and payable to the Administrative Agent, the Sole Lead Arranger and the Lenders pursuant hereto or with regard to the transactions contemplated hereby (including, without limitation, the fees required to be paid pursuant to that certain fee letter dated as of April 22, 2004 among the Parent, the Administrative Agent and the Sole Lead Arranger) have been or are simultaneously being paid.

(h)                                 Commitment Letter.  Each of the terms and conditions set forth in the Commitment Letter shall have been satisfied or waived in writing by the Administrative Agent.

(i)                                     No Default.  At the time of and immediately after giving effect to the Loans, no Default or Event of Default shall have occurred and be continuing.

(j)                                     Representations and Warranties.  The representations and warranties set forth in this Agreement and the other Credit Documents shall be true and correct in all material respects (except to the extent such representations and warranties are otherwise qualified by materiality in which case they shall be true and correct in all respects) on and as of the Effective Date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(k)                                  Senior Unsecured Notes.  The Senior Unsecured Notes shall have been issued contemporaneously with the execution and delivery of the Credit Document in amounts and on terms reasonably satisfactory to the Administrative Agent.

(l)                                     Initial Public Offering.  The Parent Initial Public Offering shall have occurred in amounts and on terms reasonably satisfactory to the Administrative Agent.

(m)                               Approvals.  All Governmental Authority and material third party consents or approvals necessary, or in the discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Parent, the Borrower and the Subsidiaries shall have been obtained and be in full force and effect.

(n)                                 Litigation.  No litigation by any Person shall be pending or, to either the Parent’s or the Borrower’s knowledge, threatened with respect to the Transaction or any documentation executed in connection therewith or which the Administrative Agent or any of the Lenders shall determine would reasonably be expected to have a Material Adverse Effect.

(o)                                 Officer’s Certificate.  The Administrative Agent shall have received, with copies for each of the Lenders, a certificate of a Responsible Officer to the effect that the conditions set forth in this Section have been satisfied or waived.

(p)                                 Other Documents.  The Administrative Agent shall have received such other documents and certificates as the Administrative Agent may reasonably require.

(q)                                 Date of Closing.  The underwriting agreement to be entered into in connection with the Parent Initial Public Offering shall have been executed and four Business Days shall have passed since such execution.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to

Section 9.02) at or prior to 3:00 p.m., New York City time, on July 15, 2004 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Each Credit Event.  The obligation of each Lender to make a Loan, and of the Issuing Bank to issue, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(r)                                    The representations and warranties set forth in this Agreement and the other Credit Documents shall be true and correct in all material respects (except to the extent such representations and warranties are otherwise qualified by materiality in which case they shall be true and correct in all respects) on and as of the date of such Loan or the date of issuance, renewal or extension of such Letter of Credit, as applicable (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(s)                                  At the time of and immediately after giving effect to such Loan or the issuance, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Loan and each issuance, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Post Closing Deliveries.  For each jurisdiction in which the Parent, the Borrower or any other Credit Party is required to be qualified to transact business as a foreign corporation that is set forth on Schedule 4.03, the good standing certificate of the Secretary of State (or comparable official) of each such jurisdiction, dated as of a date recent to the Effective Date, certifying that the Parent, the Borrower or such other Credit Party, as the case may be, is qualified to do business and is in good standing in each such jurisdiction shall be delivered to the Administrative Agent, with copies for each of the Lenders, within 60 days of the date of this Agreement.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated  and all LC Disbursements shall have been reimbursed, the Parent and the Borrower jointly and severally covenant and agree with the Lenders that:

Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                  within 90 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that delivery within the time period specified above of copies of the Parent’s Annual Report on Form 10-K for such fiscal year (together with the Parent’s annual report to stockholders, if any, prepared pursuant to Rule 14-a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.01(a);

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its unaudited consolidated balance sheet as of the end of such fiscal quarter and related unaudited consolidated statements of operations for such fiscal quarter and the then elapsed portion of such fiscal year and statements of cash flows for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments; provided that delivery within the time period specified above of copies of the Parent’s Quarterly Report on Form 10-Q prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.01(b);

(c)                                  on or before the date that is 90 days after the beginning of each fiscal year, financial projections of the Parent and its consolidated Subsidiaries for such fiscal year;

(d)                                 concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating whether there has been compliance with Sections 6.01 and 6.02 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)                                  concurrently with any delivery of financial statements under clause (a) above, or promptly thereafter, a letter addressed to the board of directors of the Parent from the accounting firm that reported on such financial statements stating that, in connection with the accounting firm’s audits, nothing came to the attention of such firm that caused it to believe that the Parent failed to comply with Sections 6.01, 6.02 or 6.03 insofar as such Sections relate to financial and accounting matters, and that such accounting firm’s audit was not directed primarily toward obtaining knowledge of noncompliance with such sections;

(f)                                    promptly after such filings become publicly available, electronic notice of the filing of all periodic and other reports and proxy statements filed by the Parent or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;

(g)                                 promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(h)                                 promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement or any of the other Credit Documents, as the Administrative Agent or any Lender may reasonably request.

Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt notice of the following:

(i)                                     the occurrence of any Default or Event of Default;

(j)                                     the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(k)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent, the Borrower or any of the Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; and

(l)                                     any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be followed within five (5) Business Days by a statement of a Financial Officer or of an executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Existence; Conduct of Business.  Each of the Parent and the Borrower will, and will cause each of the Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Parent and its Subsidiaries taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.05.

Payment of Obligations.  Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Maintenance of Properties; Insurance.  Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

Books and Records; Inspection Rights.  Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties during regular business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (provided that reasonable access to such books and records and properties shall be made available to the Lenders if an Event of Default has occurred and is continuing).

Compliance with Laws and Contracts.  Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and (ii) comply with the terms and conditions of each material contract, agreement and indenture to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Compliance with Environmental Laws.  Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, comply in all material respects with all applicable Environmental Laws, the failure of which could reasonably be expected to result in a Material Adverse Effect.

Use of Proceeds.  The proceeds of the Loans will be used only to finance the working capital needs, potential acquisitions and for other general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business.  No Letter of Credit and no part of the proceeds of any Loan will be used by any Credit Party, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Letters of Credit will be issued only to support obligations incurred by the Parent and its Subsidiaries for general corporate purposes.

New Material Subsidiaries.  Promptly and in any event within ten (10) Business Days following the (i) organization or acquisition of any new Material Subsidiary or (ii) delivery of financial statements pursuant to Section 5.01 that indicate that a Subsidiary (other than the Borrower) not at such time a Subsidiary Guarantor is a Material Subsidiary, cause such Material

Subsidiary (other than a Subsidiary that is not a “United States Person”, as such term is defined in Section 7701(a)(30) of the Code) to execute and deliver a Subsidiary Guaranty, together with such documents as the Administrative Agent may request evidencing corporate action taken to authorize such execution and delivery and the incumbency and signatures of the officers of such Material Subsidiary.

ARTICLE VI

Negative Covenants

Until (i) the Commitments have expired or terminated, (ii) the principal of and interest on each Loan and all fees  payable hereunder have been paid in full, (iii) all Letters of Credit have expired or terminated or been cancelled and (iv) all LC Disbursements have been reimbursed, each of the Parent and the Borrower covenants and agrees with the Lenders that:

Maximum Consolidated Leverage Ratio.  The Consolidated Leverage Ratio shall not, as determined as of the last day of each fiscal quarter ending during the periods set forth below, exceed the maximum ratio set forth below opposite such period:

Each Fiscal Quarter Ending During the Period	Maximum Consolidated Leverage Ratio
Effective Date through April 30, 2005	3.25 to 1.00
May 1, 2005 through April 30, 2006	3.00 to 1.00
May 1, 2006 through the Maturity Date	2.50 to 1.00

Minimum Consolidated Fixed Charge Coverage Ratio.  The Consolidated Fixed Charge Coverage Ratio shall not, as determined as of the last day of each fiscal quarter ending during the periods set forth below, be less than the minimum ratio set forth below opposite such period:

Each Fiscal Quarter Ending During the Period	Minimum Fixed Charge Coverage Ratio
Effective Date through April 30, 2006	3.00 to 1.00
May 1, 2006 through the Maturity Date	3.50 to 1.00

Indebtedness.  Each of the Parent and the Borrower will not, and will not permit any of the Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness created hereunder and under the other Credit Documents;

(b)                                 Indebtedness existing on the date hereof, or required to be incurred pursuant to a contractual obligation in existence on the date hereof and, which in either case is set forth in Schedule 6.03, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)                                  Indebtedness of the Parent to any Subsidiary and of any Subsidiary to the Parent or any other Subsidiary;

(d)                                 Guarantees by the Parent of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Parent or any other Subsidiary (including, without limitation, the Guarantee by certain Subsidiaries of the Senior Unsecured Notes);

(e)                                  Indebtedness of the Parent or any Subsidiary incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and does not exceed the cost of such acquisition, construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $5,000,000 at any time outstanding;

(f)                                    Indebtedness of any Person that becomes a Subsidiary after the date hereof and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $5,000,000 at any time outstanding;

(g)                                 Indebtedness of the Parent or any Subsidiary as an account party in respect of letters of credit; provided that the aggregate amount of Indebtedness permitted by this clause (g) shall not exceed $2,000,000 at any time outstanding;

(h)                                 other Indebtedness of the Parent or any Subsidiary not otherwise permitted in this Section; provided that the aggregate principal amount of Indebtedness permitted by this clause (h) at any time outstanding shall not exceed fifteen percent (15%) of Consolidated Net Tangible Assets;

(i)                                     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(j)                                     the Senior Unsecured Notes and at any time, to the extent that the Borrower has repaid all or a portion of the outstanding principal amount of the Senior Unsecured Notes, additional Indebtedness of the Borrower on terms not materially more restrictive than this Agreement (as determined in the reasonable judgment of the Administrative Agent) to the Senior Unsecured Notes the aggregate principal amount at any time outstanding of which shall not exceed fifty percent (50%) of the principal amount of the Senior Unsecured Notes repaid at such time; and

(k)                                  liabilities for the Litigation Settlement to the extent not past due.

Liens.  Each of the Parent and the Borrower will not, and will not permit any of the Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(l)                                     Permitted Encumbrances;

(m)                               any Lien on any property or asset of the Parent or any Subsidiary existing on the date hereof and set forth in Schedule 6.04; provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(n)                                 any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(o)                                 Liens on assets acquired, constructed or improved by the Parent or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.03, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such assets and (iv) such security interests shall not apply to any other property or assets of the Parent or any Subsidiary; and

(p)                                 Liens not otherwise permitted hereunder which secure obligations not exceeding in the aggregate fifteen percent (15%) of Consolidated Net Tangible Assets.

Fundamental Changes.

(q)                                 Each of the  Parent and the Borrower will not, and will not permit any Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Person may merge into the Parent or the Borrower in a transaction in which the Parent or the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary or any other Person in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Parent or the Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Parent or the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and such liquidation or dissolution is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.06.

(r)                                    The Parent and the Borrower will not, and will not permit any of the Subsidiaries to, engage in any business, if, as a result, the general nature of the business of the Credit Parties taken as a whole, would be substantially changed from the general nature of the business of the Credit Parties taken as a whole, on the Effective Date.

Investments, Loans, Advances, Guarantees and Acquisitions.  Each of the Parent and the Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (an “Investment”), except:

(s)                                  Permitted Investments;

(t)                                    Investments existing on the date hereof or required to be made pursuant to a contractual obligation in existence on the date hereof and any extensions or renewals thereof, in either case as set forth in Schedule 6.06;

(u)                                 Investments by each of the Parent and the Borrower existing on the date hereof in the capital stock of the Subsidiaries;

(v)                                 Investments made by the Parent to any Subsidiary and made by any Subsidiary to the Parent or any other Subsidiary;

(w)                               Guarantees constituting Indebtedness permitted by Section 6.03;

(x)                                   Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations including obligations under insurance, health, disability, safety or environmental obligations;

(y)                                 Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers, suppliers or any other Person;

(z)                                   Investments received as part of a redemption or payment of or for, as a dividend on, or as a distribution in respect of, other Investments permitted by this Section;

(aa)                            Office Acquisitions and Franchisee Expansions;

(bb)                          Franchisee Advance Payments;

(cc)                            Investments in Franchisees;

(dd)                          Permitted Acquisitions;

(ee)                            Investments not otherwise permitted hereunder in an aggregate amount not to exceed $5,000,000 during the term of this Agreement; and

(ff)                                Investments by the Parent or its Subsidiaries in accounts receivable owing to them, if created or acquired in the ordinary course of business and payable in accordance with customary trade terms (including the dating of accounts receivable and extensions of payments in the ordinary course of business).

Hedging Agreements.  No Credit Party will enter into any Hedging Agreement except Hedging Agreements entered into in the ordinary course of business to hedge or manage risks to which a Credit Party is exposed in the conduct of its business or the management of its liabilities.

Restricted Payments.  Each of the Borrower and the Parent will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Parent may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock or warrants, options or other rights entitling the holder thereof to purchase or acquire shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Parent may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent, the Borrower and the Subsidiaries, (d) any Subsidiary may make Restricted Payments to the Parent and the Borrower or any of the Subsidiaries, (e) the Parent may make Restricted Payments not otherwise permitted hereunder in an aggregate amount since the Effective Date not to exceed 30% of Consolidated Net Income for the period commencing on May 1, 2003 and ending on April 30 of the fiscal year preceding the year in which such Restricted Payment is made, on a cumulative basis, (f) the Parent may use proceeds from the underwriters’ over-allotment option in the Parent Initial Public Offering for repurchases of Equity Interests in the Parent and (g) the Parent may make the Restricted Payment described in Section 6.09(f).

Transactions with Affiliates.  Each of the Borrower and the Parent will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any material property or material assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other material transactions with, any of its Affiliates, except (a) upon fair and reasonable terms not materially less favorable to the Parent, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis with a Person not an Affiliate, (b) transactions between or among the Parent and its wholly-owned Subsidiaries not involving any other Affiliate, (c) any Indebtedness permitted by Section 6.03(c), (d) any Restricted Payment permitted by Section 6.08, (e) transactions set forth on Schedule 6.09 and (f) the special dividend described in the Form S-1 to be paid to Cendant Corporation on or after the Effective Date.

Restrictive Agreements.  Each of the Borrower and the Parent will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Parent or any other Subsidiary or to guarantee Indebtedness of the Parent or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by this Agreement or by the Note Purchase Agreement (or any replacement thereof permitted pursuant to Section 6.03(j)), (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Transactions with Franchisees.  Each of the Parent and the Borrower will not and will not permit any of the Subsidiaries to engage in any material transactions with any Franchisee, except on such terms as are agreed to by an officer of the Parent or the Borrower, as applicable, that in such officer’s reasonable business judgment, will provide economic benefit to the Parent or one of its Subsidiaries.

Sale and Leasebacks.  Each of the Parent and the Borrower will not and will not permit any of the Subsidiaries to enter into any arrangement with any Person providing for the leasing by Parent, the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by Parent, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Parent, the Borrower or such Subsidiary unless such arrangement is entered into in connection with the financing of the acquisition of such property through the proceeds of a Capital Lease Obligation permitted by Section 6.03(e) and the sale or transfer of such property occurs within thirty days following the acquisition thereof by Parent, the Borrower or any of the Subsidiaries.

Accounting Changes.  Each of the Parent and the Borrower will not and will not permit any of the Subsidiaries to (i) make any material change in accounting principles or reporting practices, except as are made in conformity with GAAP and the Borrower provides subsequent notice of such change to the Administrative Agent concurrently with any delivery of financial statements under Section 5.01(a) or Section 5.01(b), or as are otherwise consented to by the Administrative Agent or (ii) change its fiscal year or quarters or the method of determination thereof.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                                  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any of the Subsidiaries in or in connection with this Agreement or any other Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 (other than clauses (a), (b) and (c)), 5.02, 5.03 (with respect to the maintenance of the Parent’s or the Borrower’s legal existence only),  5.08 or 5.09 or in Article VI;

(e)                                  the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a), (b) or (c) or Section 5.07 and such failure shall continue unremedied for a period of five (5) Business Days;

(f)                                    the Parent, the Borrower or any of the Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e) of this Article), the Parent Guaranty, the Subsidiary Guaranty or any other Credit Document, and such failure shall continue unremedied for a period of thirty (30) days after the Parent, the Borrower or any of the Subsidiaries obtains knowledge thereof;

(g)                                 the Parent, the Borrower or any of the Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(h)                                 any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due (after giving effect to applicable grace periods), or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(i)                                     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)                                     the Parent, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)                                  the Parent, the Borrower or any Material Subsidiary shall generally not pay its debts as they become due or shall admit in writing its inability or failure to pay its debts as they become due;

(l)                                     one or more judgments for the payment of money in an aggregate amount (not paid or fully covered by insurance, as to which the insurer has acknowledged coverage) in excess of $5,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(m)                               an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(n)                                 a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, provided that no Default and Event of Default has occurred and is continuing to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

Notices.

(a)                                  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to the Borrower or to the Parent, to the Borrower or the Parent at Jackson Hewitt Inc. or Jackson Hewitt Tax Service Inc., as applicable, 7 Sylvan Way, Parsippany, New Jersey 07054, Attention of Mark L. Heimbouch, Chief Financial Officer  (Telecopy No. (973) 496-2760) with a copy (which shall not constitute notice) to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, Attn: James Douglas (Facsimile No: (917) 777-2868);

(ii)                                  if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fanin, 10th Floor, Houston, Texas 77002, Attention of Trey Chavez (Telecopy No. (713) 750-2932), with a copy (which shall not constitute notice) to Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, Attention of Linda K. Myers, P.C. (Telecopy No. (312) 861-2200);

(iii)                               if to the Issuing Bank, to it at JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fanin, 10th Floor, Houston, Texas 77002, Attention of Trey Chavez (Telecopy No. (713) 750-2932), with a copy (which shall not constitute notice) to Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, Attention of Linda K. Myers, P.C. (Telecopy No. (312) 861-2200); and

(iv)                              if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article

II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 All notices, communications, requests and demands to or upon the respective parties hereto made in accordance with the provisions of this Agreement shall be deemed to have been duly given or made when delivered, or, in the case of telecopy notice, when received.

Waivers; Amendments.

(e)                                  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(f)                                    Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase  the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or result in the expiration date of any Letter of Credit being after the fifth Business Day prior to the Maturity Date, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby , without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender or (vi) release any Guarantor from its obligations under the applicable Parent Guaranty or Subsidiary Guaranty (other than in accordance with the terms thereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

Expenses; Indemnity; Damage Waiver.

(g)                                 The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facility provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(h)                                 The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel (including any additional counsel after notice to the Borrower of such retention) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (A) the Borrower shall not be liable for any settlement of any proceeding effected without the Borrower’s written consent (such consent not to be unreasonably withheld) and (B) such indemnity shall not, as to any

Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

(i)                                     To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(j)                                     To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(k)                                  All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

Successors and Assigns.

(l)                                     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) neither the Borrower nor the Parent may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Credit Documents without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(m)                               (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it and its LC Exposure) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                              the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee;

(B)                                the Administrative Agent; and

(C)                                the Issuing Bank.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender or an Affiliate of a Lender or to an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(n)                                 (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the applicable Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of and subject to Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(o)                                 Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment or grant of a security interest to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment or grant of a security interest; provided that no such pledge or assignment or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

Survival.  All covenants, agreements, representations and warranties made by the Parent and the Borrower herein, in the other Credit Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination or cancellation of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Parent, the Borrower and the

Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Parent or the Borrower against any of and all the obligations of the Parent and the Borrower now or hereafter existing under this Agreement and the other Credit Documents which are held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any of the other Credit Documents and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Governing Law; Jurisdiction; Consent to Service of Process.

(p)                                 This Agreement shall be construed in accordance with and governed by the law of the State of New York.  Each of the Parent and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any of the other Credit Documents shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Credit Documents against the Parent, the Borrower or its properties in the courts of any jurisdiction.

(q)                                 Each of the Parent and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Credit Documents in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(r)                                    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Confidentiality.  Neither the Administrative Agent, the Issuing Bank nor any Lender shall use in violation of applicable law or disclose the Confidential Information; provided that the Confidential Information may be disclosed (a) to its Affiliates and its and its Affiliates’ advisors (other than those covered by clause (b) below) that agree to keep such Confidential Information confidential as provided in this Section, (b) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors that (1) need to know the Confidential Information in connection with this Agreement and the transactions contemplated hereby and (2) are covered by internal procedures or codes of conduct or are subject to professional ethical standards regarding confidentiality and are informed of the confidential nature of such Confidential Information and directed to keep such Confidential Information confidential as provided in this Section, (c) to the extent requested by any regulatory authority, (d) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent, the Issuing Bank or such Lender, as the case may be, shall request confidential treatment of such Confidential Information to the extent permitted by applicable law and the Administrative Agent, the Issuing Bank or such Lender, as the case may be, shall, to the extent permitted by applicable law, promptly inform the Borrower with respect thereto so that the Borrower may seek appropriate protective relief to the extent permitted by applicable law, provided further that in the event that such protective remedy or other remedy is not obtained, the Administrative Agent, the Issuing Bank or such Lender, as the case may be, shall furnish only that portion of the Confidential Information that is legally required and shall disclose the Confidential Information in a manner reasonably designed to preserve its confidential nature and shall cooperate with the Borrower’s counsel to enable the Borrower to attempt to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information, (e) to any other party to this Agreement, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (h) with the consent of the Borrower, (i) to the extent such Confidential Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower, or (j) solely for internal purposes by any Issuing Bank or Lender in the ordinary course of business; provided that except as otherwise permitted hereunder the Parent and Subsidiaries shall not be identified to any third parties and no disclosure of any Confidential Information shall be made to any third party, either directly or indirectly.  Neither the Agent nor any Lender shall make any public announcement, advertisement, statement or communication regarding the Borrower or any Related Parties or this Agreement or the transactions contemplated hereby without the prior written consent of the Borrower.  The obligations of the Agent and any Lender under this Section shall survive termination or expiration of this Agreement.

Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

USA Patriot Act.  Each Lender hereby notifies the Parent and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Parent and the Borrower, which information includes the name and address of the Parent and the Borrower and other information that will allow such Lender to identify the Parent and the Borrower in accordance with the Act.  In connection therewith, each Lender hereby agrees to provide only such information that is, in such Lender’s sole determination, required by the Act and to provide such information in a manner that is consistent with the confidentiality provisions set forth in Section 9.12.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JACKSON HEWITT TAX SERVICE INC.

By	/s/ Mark Heimbouch
Name: Mark Heimbouch
Title: Chief Financial Officer
Address: 7 Sylvan Way, Parsippany, NJ 07054
Taxpayer ID Number: 20-0779692

JACKSON HEWITT INC.

By	/s/ Mark Heimbouch
Name: Mark Heimbouch
Title: Chief Financial Officer
Address: 7 Sylvan Way, Parsippany, NJ 07054
Taxpayer ID Number: 54-1349705

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK,
individually and as Administrative
Agent

By	/s/ Tina L. Ruyter
Name:	Tina L. Ruyter
Title:	Vice President

CITIBANK F.S.B.

By	/s/ Kristen Burke
Name:	Kristen Burke
Title:	Vice President

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands
Branch

By	/s/ James P. Moran
Name:	James P. Moran
Title:	Director

By	/s/ Cassandra Droogan
Name:	Cassandra Droogan
Title:	Associate

HSBC BANK USA

By	/s/ Joseph Travaglione
Name:	Joseph Travaglione
Title:	Vice President

MANUFACTURERS AND
TRADERS TRUST COMPANY

By	/s/ Brooks W. Thropp
Name:	Brooks W. Thropp
Title:	Vice President

MERRILL LYNCH CAPITAL CORPORATION

By	/s/ Chantal Simon
Name:	Chantal Simon
Title:	Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Brian Daugherty
Name:	Brian Daugherty
Title:	Vice President

THE BANK OF NEW YORK

By	/s/ Stephen G. Necel
Name:	Stephen G. Necel
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ Eugene S. Smith
Name:	Eugene S. Smith
Title:	Vice President